ITEM 77Q1

The following documents for MFS Series Trust XI relevant to Item 77Q1 are contained in Post-Effective Amendment No. 16 to the Registration Statement (File Nos. 33-68310 and 811-7992), as filed with the Securities and Exchange Commission on January 28, 2002: o Amended and Restated Declaration of Trust, dated January 1, 2002 o Investment Advisory Agreement dated January 1, 2002.

Such documents are incorporated herein by reference.

The Amended and Restated By-Laws for MFS Series Trust XI, dated September 18, 2002, are contained in Post-Effective Amendment No. 46 to the Registration Statement for MFS Series Trust IX (File Nos. 2-50409 and 811-2464), as filed with the Securities and Exchange Commission on October 16, 2002. Such document is incorporated herein by reference.